Exhibit 4k

EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway]

[West Des Moines, Iowa

50266] [(866) 526-0995]

[www.eagle-lifeco.com]

STRATEGY ENDORSEMENT:

QUARTERLY POINT-TO-POINT WITH BUFFER

AND PROTECTION BENEFIT

This strategy endorsement is made a part of the contract to which it is attached. All of the provisions of the contract apply to this strategy endorsement. If any provision of this strategy endorsement conflicts with the provisions of the contract, the provisions of this strategy endorsement will control.

STRATEGY

This strategy endorsement establishes an allocation option which provides additional downside protection during the protection term. This allocation option also employs a quarterly point-to-point crediting strategy to provide quarterly interest credits during the protection term.

DEFINITIONS

The following terms have meanings specific to this strategy endorsement. Terms defined in the contract also apply to this strategy endorsement. Defined terms are italicized throughout this strategy endorsement.

Buffer means the percentage of any negative index return that is absorbed by the company when calculating interest credits. The buffers applicable to each indexed option are shown on the schedule of allocation options.

Contract month means each one-month period beginning on the same day of the month as the issue date.

Contract quarter means each three-month period beginning on the same day of the month as the issue date. The initial contract quarter begins on the issue date and ends on the first quarterversary. After the first contract quarter, each subsequent contract quarter will begin and end on a quarterversary.

Crediting rate means the percentage we use to calculate interest credits on each quarterversary during the protection term.

Index price means, for any given date, including the issue date, and each quarterversary, the closing price of the index at the end of that day, as determined and published by the provider of the index. The closing price of the index is determined at the end of each business day. For any day the index price is not published, we will use the closing price of the index on the preceding business day as the index price.

Index return means the percentage change in the index price during the applicable contract quarter. The calculation for index return is shown in the INTEREST CREDITS section below.

Locked segment means an index segment for which you have exercised the performance sweep feature during the current contract year. A locked segment is not an allocation option into which you may transfer funds on a segment end date.

Participation rate means the percentage of any positive index return used when calculating interest credits.

Protection benefit factor means the percentage we use to determine the maximum protection credit. The protection benefit factor is shown on the schedule of allocation options.

Protection credit means the amount we add to the segment crediting base at the end of the protection term, if the segment crediting base is less than the protection credit base.

Protection credit base (PCB) means the amount used to determine any protection credit at the end of the protection term.

Protection fee means the amount we will deduct from the segment crediting base. The calculation for the protection fee is described in the PROTECTION FEE section below.

Protection term means the period of time over which any protection credit is calculated. The protection term is shown on the schedule of allocation options. At the end of the protection term, a new protection term of the same length will automatically begin.

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Locked rate means the declared annual fixed rate at which we will credit interest to a locked segment. The locked rate is calculated as an effective annual rate based on the number of days in the applicable contract year, regardless of the number of days remaining in the current contract year on the quarterversary you exercise a performance sweep.

Quarterversary means the date that occurs every three months on the same calendar day as the issue date.

PROTECTION BENEFIT

The protection benefit provides additional downside protection during the protection term. Interest credits are calculated and applied to your segment crediting base on each quarterversary during the protection term, based on the index return during the current contract quarter. At the end of the protection term, you will receive a protection credit if your segment crediting base is less than the protection credit base.

PROTECTION CREDIT

The protection benefit ensures the segment crediting base at the end of the protection term is not less than the protection credit base. At the beginning of the protection term, the protection credit base is equal to the segment crediting base. If you do not remove funds during the protection term, then the protection credit base will not change. If you remove funds during the protection term, we will adjust the protection credit base as shown under the WITHDRAWALS AND TRANFERS section.

At the end of the protection term, if the segment crediting base is less than the protection credit base, then we will add a protection credit to the segment crediting base. The protection credit will be equal to:

a)	the protection credit base at the end of the protection term; minus
b)	the segment crediting base at the end of the protection term;
c)	result not to exceed the maximum protection credit.

The maximum protection credit is equal to:

a)	the protection credit base at the end of the protection term; multiplied by
b)	the protection benefit factor.

INTEREST CREDITS

On the first day of the protection term, the segment crediting base is equal to the funds allocated to an allocation option created under this strategy endorsement. Interest credits are calculated and applied to your segment crediting base on each quarterversary during the protection term. Interest credits may be positive or negative. On each quarterversary, the interest credit equals:

a)	the segment crediting base; multiplied by
b)	the crediting rate.

CREDITING RATE

The crediting rate is determined based on the index return during the current contract quarter. A positive index return is subject to a participation rate. A negative index return is subject to a buffer. On each quarterversary, the index return equals:

a)	the index price on the last day of the current contract quarter; minus
b)	the index price on the first day of the current contract quarter; divided by
c)	the index price on the first day of the current contract quarter.

If the index return is positive or neutral, then the crediting rate equals:

a)	the index return; multiplied by
b)	the participation rate.

If the index return is negative, but within the buffer, then the crediting rate equals zero.

If the index return is negative and exceeds the buffer, then the crediting rate equals:

a)	the index return; plus
b)	the buffer.

PARTICIPATION RATE

Participation rates are declared by us at the beginning of each contract year and are guaranteed for that contract year. The initial participation rate is shown on the schedule of allocation options and will not change during the “Initial Par Rate Guarantee Period” shown on the schedule of allocation options. Participation rates for subsequent contract years may be higher or lower than the initial participation rate, but will never be less than the minimum guaranteed participation rate shown on the schedule of allocation options.

A participation rate is applied only to a positive or neutral index return at the end of each contract quarter. We

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will not apply a participation rate if the index return at the end of a contract quarter is negative.

PERFORMANCE SWEEP

The performance sweep feature under this strategy endorsement allows you to lock-in the interest credits on a quarterversary and then receive a fixed rate of interest for the remainder of the current contract year. We will only process your request to exercise a performance sweep if the segment crediting base is greater than the protection credit base. If the segment crediting base is less than or equal to the protection credit base, we will not process your request to exercise an earnings sweep.

On any quarterversary, other than a contract anniversary, you may exercise a performance sweep by providing us notice. You may not exercise a performance sweep retroactively. The performance sweep is irrevocable once processed. You may exercise a performance sweep for an index segment one time each contract year.

When you exercise a performance sweep, we will apply the interest credit for the ending contract quarter to the segment crediting base on the quarterversary. That index segment then becomes a locked segment for the remainder of the current contract year and will no longer receive an interest credit on any subsequent quarterversary during the that contract year. Instead, we will credit interest to the segment crediting base daily at the locked rate until the next contract anniversary. The initial locked rate is shown on the schedule of allocation options. After the issue date, the locked rate is declared by us at the beginning of each contract year and is guaranteed for that contract year. Subsequent locked rates may be higher or lower than the initial locked rate but will never be less than the “guaranteed minimum locked rate” shown on the schedule of allocation options.

Amounts withdrawn from a locked segment are not subject to an option value adjustment. However, amounts withdrawn from a locked segment will still be subject to a market value adjustment, calculated as shown under your base contract. The MVA base for a locked segment is equal to its segment crediting base on the date of calculation.

Funds in a locked segment are not considered part of the fixed account. Activating a performance sweep for an index segment is not considered a removal of funds from the index segment for purposes of the protection benefit under this strategy endorsement.

WITHDRAWALS AND TRANSFERS

Each contract anniversary, you may transfer all or a portion of your segment crediting base among the available allocation options, in accordance with the provisions of your contract.

Withdrawals and transfers during the protection term will reduce your segment crediting base in accordance with the terms of your contract. If your segment crediting base is reduced as a result of any withdrawal or transfer, we will adjust the protection credit base such that the protection credit base after the withdrawal or transfer will equal:

PCB*(A/B)

Where,

PCB	= the protection credit base immediately prior to the withdrawal or transfer
A	= the segment crediting base immediately after the withdrawal or transfer
B	= the segment crediting base immediately prior to the withdrawal or transfer

PROTECTION FEE

On the last day of each contract month during the protection term, we will calculate and deduct the protection fee from the segment crediting base. Each contract month, the protection fee is equal to:

a)	the protection fee factor; multiplied by
b)	the protection credit base; divided by
c)	12.

The initial protection fee factor is shown on the schedule of allocation options. The protection fee factor will not change during the protection term. We reserve the right to change the protection fee factor for subsequent protection terms, up to the maximum protection fee factor shown on the schedule of allocation options.

The deduction of the protection fee does not reduce the protection credit base.

TERMINATION

This endorsement terminates on the earliest of:

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(a)	the date your contract terminates; and
(b)	the maturity date.

[	Graham Day] President

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